Exhibit 99.1

Hanger Reports Second Quarter 2019 Financial Results

AUSTIN, Texas, August 7, 2019 - Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic (O&P) patient care services and solutions, today announced its financial results for the second quarter ended June 30, 2019.

Financial Highlights for the Second Quarter of 2019

•                  Net revenue was $281.1 million for the three months ended June 30, 2019, compared to $267.0 million for the same period in 2018, reflecting a net revenue increase of 5.3 percent. Same clinic revenue per day in the Patient Care segment grew by 3.0 percent.

•                  GAAP net income totaled $10.0 million for the three months ended June 30, 2019, compared to $12.9 million for the same period in 2018.  GAAP net income in the second quarter of 2018 benefited from a  $3.7 million pre-tax gain related to favorable settlements.

•                  GAAP income from operations was $23.1 million for the three months ended June 30, 2019, compared to $20.3 million for the same period in 2018.

•                  Adjusted EBITDA was $37.4 million in the second quarter, compared to $33.6 million for the same period in 2018, reflecting an increase of $3.7 million or 11.1 percent. Growth in Adjusted EBITDA was driven by higher revenue and contribution margin within the Company’s Patient Care segment. This growth was partially offset by decreased margins within the Products & Services segment and an increase in Corporate & Other costs relating to the Company’s financial and supply chain systems initiative.

•                  GAAP diluted earnings per share was $0.26 for the second quarter of 2019, compared to $0.35 for the same period in 2018. The reduction in GAAP earnings per share primarily relates to the gain on favorable settlements in the second quarter of 2018 and an increased provision for income taxes in the second quarter of 2019.

•                  Adjusted diluted earnings per share was $0.35 for the three months ended June 30, 2019, compared to  $0.28 for the same period in 2018, which reflects an increase of 25.0 percent.

•                  The Company reaffirmed its 2019 financial outlook (see “2019 Outlook” within this release).

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, “As anticipated, we benefited from the timing of prosthetic deliveries during the quarter, which have brought our year-to-date results in line with our original expectations. These results, coupled with continuing stronger than anticipated growth in our distribution business, provided us with a solid revenue performance. The positive flow-through on this revenue growth was also evident during the quarter, as our Patient Care segment demonstrated a significant increase in earnings and margin. We are encouraged by this business momentum and believe it reflects the favorable impact our strategies and investments are having on our drive towards clinical excellence and differentiation.”

Complete reconciliations of GAAP to non-GAAP financial measures are provided in the tables located at the end of this press release.

Segment Results for Three Months Ended June 30, 2019

Patient Care Segment

For the three months ended June 30, 2019, Patient Care net revenue was $231.2 million, an increase of $13.0 million or 6.0 percent, compared to the same period in 2018. Total revenue growth for the segment includes $5.8 million of revenue from O&P clinics acquired in late 2018 and early 2019.

Same clinic revenue per day grew by 3.0 percent during the quarter. Revenue from prosthetics increased 4.3 percent and revenue from orthotics grew by 1.6 percent. Prosthetics revenue growth benefited during the quarter from the timing of patient deliveries, which generally shifted from late in the first quarter of 2019 into the second quarter when compared with the prior year periods. Prosthetics comprised 55.0 percent of Patient Care segment net revenue during the second quarter of 2019 as compared with 54.3 percent during the same period in 2018.

Income from operations in the Patient Care segment was $41.8 million during the second quarter of 2019, reflecting growth of $6.8 million compared to the $35.0 million reported in the prior year. Adjusted EBITDA for the segment was $47.4 million, which reflected a $6.1 million or 14.9 percent increase compared to the prior year period. Adjusted EBITDA margin in the segment totaled 20.5 percent compared to 18.9 percent during the second quarter of 2018. Margin growth was related both to flow-through on increased revenue as well as a reduction in support and systems implementation costs.

Products & Services Segment

For the three months ended June 30, 2019, Products & Services net revenue totaled $49.9 million, which reflected a $1.1 million, or 2.3 percent increase compared to the same period in 2018. Revenue growth was driven by a $3.0 million, or 8.6 percent, increase from the distribution of O&P componentry to independent providers, which was partially offset by a $1.9 million decrease in revenue from therapeutic solutions.

Income from operations for the Products & Services segment decreased by $2.5 million to $4.9 million in the second quarter of 2019 compared to the same period in 2018. Adjusted EBITDA for the Products &

Services segment was $7.8 million for the second quarter of 2019, which reflected a $2.0 million decrease compared with the same period of 2018. The decline in therapeutic solutions revenue as well as lower margins within O&P distribution impacted segment earnings in the quarter.

Corporate & Other

The loss from operations relating to corporate and other activities increased by $1.5 million to $23.6 million for the quarter ended June 30, 2019 compared to the same period in 2018. The increase in Corporate & Other expenses relates to costs associated with the initial planning and design for the implementation of new financial and supply chain systems.

The loss from operations in the second quarter of the prior year included a $2.2 million pre-tax gain from favorable settlements. These favorable settlements recognized in the second quarter of 2018 related to the Company’s receipt of a payment for long-standing damage claims related to the “Deepwater Horizon” disaster as well as a benefit from the settlement of outstanding unclaimed property claims with the State of Delaware.  Excluding the effect of the gain from these settlements, excess third party professional fees, depreciation and amortization, certain acquisition-related transaction costs and non-cash equity compensation expense, the net cost of corporate and other activities increased by $0.4 million to $17.8 million in the second quarter of 2019.

Net Income; Interest Expense

Interest expense increased from $7.3 million in the second quarter of 2018 to $8.5 million for the three months ended June 30, 2019, primarily due to a $1.5 million interest expense benefit related to the unclaimed property settlement with the State of Delaware recognized in the second quarter of 2018.

For the three months ended June 30, 2019, net income was $10.0 million compared with $12.9 million the same period in 2018. The $2.9 million decline in net income was due primarily to the $3.7 million aggregate gain on favorable settlements recognized during the second quarter of 2018 as well as an increase in the Company’s provision for income taxes.

Financial Highlights for the Six Months Ended June 30, 2019

Net revenue was $517.5 million for the six months ended June 30, 2019, compared to $501.0 million for the same period of 2018, reflecting net revenue growth of 3.3 percent. For the six month period, acquisitions that occurred in late 2018 and early 2019 contributed $10.6 million of net revenue.

Patient Care net revenue grew $15.1 million, or 3.7 percent, for the year-to-date period to $421.8 million, driven by same clinic day-adjusted revenue growth per day of 1.6 percent. Revenue from prosthetics increased by 2.0 percent on a day-adjusted basis, while orthotics revenue increased by 1.2 percent also on a day-adjusted basis.

Products & Services segment net revenue grew $1.5 million, or 1.5 percent, driven by growth of $4.8 million in distribution services, offset by a $3.4 million decrease in revenue from therapeutic solutions. The Company continues to anticipate a total decline in therapeutic solutions net revenue of between $5 million and $7 million in 2019 as compared to the prior year.

GAAP net income was $3.1 million for the six months ended June 30, 2019, compared to a $9.7 million net loss for the same period in 2018. Results for the year-to-date period ending June 30, 2018 include a $17.0 million in pre-tax loss on the extinguishment of debt related to the Company’s March 2018 refinancing.

Adjusted EBITDA of $49.3 million for the first six months of 2019 was generally consistent with the $49.9 million reported in the prior year period.

For the six months ended June 30, 2019, GAAP diluted earnings per share was $0.08, compared to a loss of $0.26 per share in 2018. Per share amounts in 2017 and 2018 were impacted by the items noted above, in the discussion of net loss. Adjusted diluted earnings per share was $0.20 for the first six months of 2019, compared to $0.16 per share for the same period in 2018 due primarily to higher revenue and related income from operations.

Net Cash Provided by Operating Activities; Liquidity

Cash flows provided by operating activities for the three months ending June 30, 2019 were $29.3 million, which reflected a $3.9 million, or 15.3 percent, increase over the second quarter of 2018.

On June 30, 2019, the Company had liquidity of $133.0 million, comprised of $38.2 million in cash and cash equivalents, and $94.8 million in available borrowing capacity under its revolving credit facility, compared to liquidity of $115.3 million on March 31, 2019.

2019 Outlook

Based on the Company’s year-to-date results, Hanger reaffirms its full-year 2019 net revenue and Adjusted EBITDA outlook of:  Revenue in a range between $1.075 billion and $1.105 billion, and Adjusted EBITDA in a range between $121 million and $126 million.

Hanger’s financial outlook for 2019 does not incorporate contributions from potential future acquisitions. Adjusted EBITDA is provided on a non-GAAP basis only because a reconciliation to the most comparable GAAP financial measure, net income, is not available without unreasonable effort due to the unpredictable nature of reconciling items that render such a reconciliation not meaningful for investors.

Conference and Webcast Details

Hanger’s management team will host a conference call tomorrow, Thursday, August 8, at 8:30 a.m. Eastern time to discuss the Company’s second quarter 2019 financial results and business outlook.

To participate, dial 866-270-1533 or 412-317-0797 outside the U.S. and Canada, and ask to be joined into the Hanger, Inc. call. A live webcast, replay of the call and earnings release, will be available on the Company’s Investor Relations website:investor.hanger.com/financial-reporting.

Additional Notes

A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating to its results for certain prior periods. These key statistics are non-GAAP measures used by the Company’s management to analyze the Company’s business results that are being provided for informational and analytical context.

Accompanying supplemental information will be posted to the Investor Relations section of Hanger’s web site at www.hanger.com/investors.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HNGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions. Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with approximately 800 patient care locations nationwide. Through its Products & Services segment, Hanger distributes O&P devices, products and components, and provides rehabilitative solutions. With over 150 years of clinical excellence and innovation, Hanger’s vision is to lead the orthotic & prosthetic markets by providing superior patient care, outcomes, services and value. For more information on Hanger, visit www.hanger.com.

This press release contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “preliminary,” “intends,” “expects,” “plans,” “anticipates,” “believes,” “views” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk of our identified material weaknesses in the Company’s internal control over financial reporting adversely affecting its ability to report its financial condition and results of operations in a timely and accurate manner; any litigation relating to the Company’s accounting practices, financial statements and other financial data, periodic reports or other corporate actions; changes in the demand for the Company’s O&P products and services; uncertainties relating to the results of operations or recently acquired O&P patient care clinics; the Company’s ability to enter into and derive benefits from managed-care contracts; the Company’s ability to successfully attract and retain qualified O&P clinicians; federal laws governing the health care industry; uncertainties inherent in investigations and legal proceedings; governmental policies affecting O&P operations; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contacts:
Thomas Kiraly, Executive Vice President and Chief Financial Officer, Hanger, Inc.
512-777-3600
tkiraly@hanger.com

Seth Frank, Vice President, Treasury and Investor Relations, Hanger, Inc.
512-777-3573
sfrank@hanger.com

###

Table 1

Hanger, Inc.

Condensed Consolidated Statements of Operations

(Unaudited - dollars in thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Net revenues	$281,098	$266,966	$517,517	$500,961
Material costs	91,399	86,516	169,776	162,872
Personnel costs	91,490	89,554	178,201	175,662
Other operating costs	33,741	30,536	67,296	61,632
General and administrative expenses	29,358	26,523	57,640	52,159
Professional accounting and legal fees	3,247	4,236	5,947	9,082
Depreciation and amortization	8,760	9,272	17,533	18,602
Income from operations	23,103	20,329	21,124	20,952
Interest expense, net	8,481	7,317	17,019	19,580
Loss on extinguishment of debt	—	—	—	16,998
Non-service defined benefit plan expense	173	176	346	352
Income (loss) before income taxes	14,449	12,836	3,759	(15,978)
Provision (benefit) for income taxes	4,414	(92)	675	(6,288)
Net income (loss)	$10,035	$12,928	$3,084	$(9,690)
Basic and Diluted Per Common Share Data:
Basic earnings (loss) per share	$0.27	$0.35	$0.08	$(0.26)
Weighted average shares used to compute basic earnings per common share	37,299,766	36,790,401	37,151,694	36,645,248
Diluted earnings (loss) per share	$0.26	$0.35	$0.08	$(0.26)
Weighted average shares used to compute diluted earnings per common share	37,887,559	37,404,360	37,889,586	36,645,248

Table 2

Hanger, Inc.

Condensed Consolidated Balance Sheets

(Unaudited - dollars in thousands)

	As of June 30,	As of December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$38,229	$95,114
Accounts receivable, net	148,275	143,986
Inventories	71,110	67,690
Income taxes receivable	1,718	379
Other current assets	14,888	18,731
Total current assets	274,220	325,900
Non-current assets:
Property, plant and equipment, net	85,210	89,489
Goodwill	226,732	198,742
Other intangible assets, net	15,770	15,478
Deferred income taxes	66,682	65,635
Operating lease right-of-use assets	104,632	—
Other assets	7,589	7,766
Total assets	$780,835	$703,010

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$8,648	$8,583
Accounts payable	52,268	55,797
Accrued expenses and other current liabilities	53,107	51,783
Accrued compensation related costs	37,309	55,111
Current portion of operating lease liabilities	30,592	—
Total current liabilities	181,924	171,274
Long-term liabilities:
Long-term debt, less current portion	489,662	502,090
Operating lease liabilities	85,046	—
Other liabilities	46,033	51,570
Total liabilities	802,665	724,934

Shareholders’ deficit:
Common stock	375	371
Additional paid-in capital	347,012	343,955
Accumulated other comprehensive loss	(12,143)	(4,531)
Accumulated deficit	(356,378)	(361,023)
Treasury stock, at cost	(696)	(696)
Total shareholders’ deficit	(21,830)	(21,924)
Total liabilities and shareholders’ deficit	$780,835	$703,010

Table 3

Hanger, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited - dollars in thousands)

	For the Six Months Ended June 30,
	2019	2018
Cash flows (used in) provided by operating activities:
Net income (loss)	$3,084	$(9,690)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	17,533	18,602
Amortization of right-of-use assets	18,289	—
Provision (benefit) for doubtful accounts	304	(602)
Stock-based compensation expense	6,715	5,906
Deferred income taxes	779	(6,511)
Amortization of debt discounts and issuance costs	797	2,186
Loss on extinguishment of debt	—	16,998
Gain on sale and disposal of fixed assets	(792)	(1,349)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,010)	13,029
Inventories	(1,862)	2,699
Other current assets and other assets	(1,100)	(119)
Income taxes	(1,339)	11,690
Accounts payable	(3,208)	3,205
Accrued expenses and other current liabilities	(2,778)	(14,300)
Accrued compensation related costs	(17,901)	(22,298)
Other liabilities	(1,871)	(2,538)
Operating lease liabilities	(19,179)	—
Net cash (used in) provided by operating activities	(3,539)	16,908
Cash flows used in investing activities
Purchase of property, plant, and equipment	(14,806)	(11,322)
Purchase of therapeutic program equipment leased to third parties under operating leases	(3,530)	(3,822)
Acquisitions, net of cash acquired	(27,916)	—
Purchase of company-owned life insurance investment	—	(598)
Proceeds from sale of property, plant and equipment	1,476	1,682
Net cash used in investing activities	(44,776)	(14,060)
Cash flows (used in) provided by financing activities
Borrowings under term loan, net of discount	—	500,204
Repayment of term loan	(2,525)	(431,875)
Borrowings under revolving credit agreement	—	3,000
Repayments under revolving credit agreement	—	(8,000)
Payment of employee taxes on stock-based compensation	(3,654)	(2,463)
Payment on seller notes	(2,162)	(1,765)
Payment of financing lease obligations	(229)	(682)
Payment of debt issuance costs	—	(6,487)
Payment of debt extinguishment costs	—	(8,436)
Net cash (used in) provided by financing activities	(8,570)	43,496
(Decrease) increase in cash, cash equivalents, and restricted cash	(56,885)	46,344
Cash, cash equivalents, and restricted cash, at beginning of period	95,114	4,779
Cash, cash equivalents, and restricted cash, at end of period	$38,229	$51,123

Reconciliation of Cash, Cash Equivalents, and Restricted Cash:
Cash and cash equivalents, at beginning of period	$95,114	$1,508
Restricted cash, at beginning of period	—	3,271
Cash, cash equivalents, and restricted cash, at beginning of period	$95,114	$4,779
Cash and cash equivalents, at end of period	$38,229	$48,792
Restricted cash, at end of period	—	2,331
Cash, cash equivalents, and restricted cash, at end of period	$38,229	$51,123

Table 4

Hanger, Inc.

Segment Information:  Revenue, EBITDA and Adjusted EBITDA

(Unaudited - dollars in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses and certain expenses incurred in connection with our acquisitions.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018

Net Revenue (a)
Patient Care	$231,168	$218,158	$421,769	$406,665
Products & Services	49,930	48,808	95,748	94,296
Net revenue	$281,098	$266,966	$517,517	$500,961

EBITDA (b)
Patient Care	$46,276	$40,018	$66,585	$62,009
Products & Services	7,520	9,956	14,161	18,337
Corporate & Other	(21,933)	(20,373)	(42,089)	(40,792)
EBITDA (Non-GAAP)	$31,863	$29,601	$38,657	$39,554

Adjusted EBITDA (b)
Patient Care	$47,377	$41,238	$68,769	$64,249
Products & Services	7,766	9,790	14,651	18,441
Corporate & Other	(17,758)	(17,386)	(34,167)	(32,811)
Adjusted EBITDA (Non-GAAP)	$37,385	$33,642	$49,253	$49,879

(a) Excludes intersegment revenue.

(b) EBITDA and Adjusted EBITDA are “Non-GAAP” measures. Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5

Hanger, Inc.

Reconciliation of Net Income (Loss) and Earnings (Loss) Per Share to

Adjusted Net Income and Adjusted Earnings Per Share

(Unaudited - dollars in thousands, except share and per share amounts)

Earnings Per Share (or “EPS”) is defined as net income divided by our diluted common shares during the applicable period. Adjusted EPS is defined as EPS adjusted for impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, severance expenses and certain expenses incurred in connection with our acquisitions.

We utilize Adjusted EPS to assess our operating and financial performance. We believe that this measure enhances a user’s understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018

Net income (loss) - as reported (GAAP)	$10,035	$12,928	$3,084	$(9,690)

Adjustments:
Amortization expense	1,126	1,814	2,356	3,767
Third-party professional fees	1,745	2,940	3,394	6,640
Loss on extinguishment of debt	—	—	—	16,998
Acquisition-related expenses	328	—	498	—
Disaster recovery / unclaimed property settlement	—	(3,729)	—	(3,729)
Severance expenses	(1)	—	(11)	—
Adjustments prior to tax effect	$3,198	$1,025	$6,237	$23,676
Tax effect of specified adjustments (a)	179	(3,419)	(1,724)	(8,136)
Adjustments after taxes	3,377	(2,394)	4,513	15,540
Adjusted net income (Non-GAAP)	$13,412	$10,534	$7,597	$5,850

Basic earnings (loss) per share - as reported (GAAP)	$0.27	$0.35	$0.08	$(0.26)
Effect of above listed specified adjustments	0.09	(0.06)	0.12	0.42
Adjusted basic earnings per share - as reported (Non-GAAP)	$0.36	$0.29	$0.20	$0.16

Diluted earnings (loss) per share - as reported (GAAP)	$0.26	$0.35	$0.08	$(0.26)
Effect of above listed specified adjustments	0.09	(0.07)	0.12	0.42
Adjusted diluted earnings per share - as reported (Non-GAAP)	$0.35	$0.28	$0.20	$0.16

Shares used to compute basic earnings (loss) per share	37,299,766	36,790,401	37,151,694	36,645,248
Shares used to compute diluted earnings (loss) per share	37,887,559	37,404,360	37,889,586	37,314,889

(a) “Tax effect of specified adjustments” reflects the difference between the Company’s effective provision for taxes and the application of a combined federal and state statutory tax rate of 24% for the 2019 and 2018 periods to the Company’s earnings from operations before taxes, after the incorporation of the identified above adjustments.

Table 6

Hanger, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(Unaudited - dollars in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses and certain expenses incurred in connection with our acquisitions.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss) - as reported (GAAP)	$10,035	$12,928	$3,084	$(9,690)

Adjustments to calculate EBITDA:
Depreciation and amortization	8,760	9,272	17,533	18,602
Interest expense, net	8,481	7,317	17,019	19,580
Loss on extinguishment of debt	—	—	—	16,998
Non-service defined benefit plan expense	173	176	346	352
Provision (benefit) for income taxes	4,414	(92)	675	(6,288)
Adjustments - net income (loss) to EBITDA	21,828	16,673	35,573	49,244
EBITDA (Non-GAAP)	31,863	29,601	38,657	39,554

Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	1,745	2,940	3,394	6,640
Equity-based compensation	3,450	3,322	6,715	5,906
Acquisition-related expenses	328	—	498	—
Disaster recovery / unclaimed property settlement	—	(2,221)	—	(2,221)
Severance expenses	(1)	—	(11)	—
Further adjustments - EBITDA to Adjusted EBITDA	5,522	4,041	10,596	10,325
Adjusted EBITDA (Non-GAAP)	$37,385	$33,642	$49,253	$49,879

Table 7

Hanger, Inc.

Segment Reconciliation of Income From Operations to EBITDA and Adjusted EBITDA

(Unaudited - dollars in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses and certain expenses incurred in connection with our acquisitions.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Patient Care
Income from operations - as reported (GAAP)	$41,774	$35,020	$57,531	$52,113
Depreciation & amortization	4,502	4,998	9,054	9,896
EBITDA (Non-GAAP)	46,276	40,018	66,585	62,009
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	1,101	1,220	2,195	2,240
Severance expenses	—	—	(11)	—
Further adjustments - EBITDA to Adjusted EBITDA	1,101	1,220	2,184	2,240
Adjusted EBITDA (Non-GAAP)	47,377	41,238	68,769	64,249

Products & Services
Income from operations - as reported (GAAP)	4,924	7,453	9,022	13,332
Depreciation & amortization	2,596	2,503	5,139	5,005
EBITDA (Non-GAAP)	7,520	9,956	14,161	18,337
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	246	(166)	490	104
Severance expenses	—	—	—	—
Further adjustments - EBITDA to Adjusted EBITDA	246	(166)	490	104
Adjusted EBITDA (Non-GAAP)	7,766	9,790	14,651	18,441

Corporate & Other
Loss from operations - as reported (GAAP)	(23,595)	(22,144)	(45,429)	(44,493)
Depreciation & amortization	1,662	1,771	3,340	3,701
EBITDA (Non-GAAP)	(21,933)	(20,373)	(42,089)	(40,792)
Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	1,745	2,940	3,394	6,640
Equity-based compensation	2,103	2,268	4,030	3,562
Acquisition related expenses	328	—	498	—
Disaster recovery / unclaimed property settlement	—	(2,221)	—	(2,221)
Severance expenses	(1)	—	—	—
Further adjustments - EBITDA to Adjusted EBITDA	4,175	2,987	7,922	7,981
Adjusted EBITDA (Non-GAAP)	(17,758)	(17,386)	(34,167)	(32,811)
Total Adjusted EBITDA (Non-GAAP)	$37,385	$33,642	$49,253	$49,879

Table 8

Hanger, Inc.

Indebtedness

(Unaudited - dollars in thousands)

	As of June 30,	As of December 31,
	2019	2018
Debt:
Term Loan B	$498,688	$501,213
Seller notes	7,264	4,506
Financing leases and other	1,231	14,361
Total debt before unamortized discount and debt issuance costs	507,183	520,080
Unamortized discount and debt issuance costs, net	(8,873)	(9,407)
Total debt	$498,310	$510,673

Current portion of long-term debt:
Term Loan B	$5,050	$5,050
Seller notes	3,186	2,513
Financing leases and other	412	1,020
Total current portion of long-term debt	8,648	8,583
Long-term debt:	$489,662	$502,090

Net indebtedness:
Total debt before unamortized discount and debt issuance costs	507,183	520,080
Cash and cash equivalents	(38,229)	(95,114)
Net indebtedness	$468,954	$424,966

Table 9

Hanger, Inc.

Key Operating Metrics

	As of and For the Three Months Ended June 30,		As of and For the Six Months Ended June 30,
	2019	2018	2019	2018

Same clinic revenue:
Growth rate on net revenue	3.0%	1.7%	0.8%	1.4%
Growth rate day adjusted (a)	3.0%	1.1%	1.6%	1.4%

Clinical locations:
Patient care clinics	696	680
Satellite clinics	109	109
Total clinical locations	805	789

(a) Same Clinic Revenue per Day - Same Clinic Revenue per Day normalizes revenue for the number of days a clinic was open in each comparable period. These measures are both non-GAAP and unaudited.